Exhibit 99.1
Ardelyx Reports Second Quarter 2026 Financial Results and Provides Business Update
Q2 2026 total product revenue of $118.1 million, reflecting 31% growth year-over-year
IBSRELA Q2 2026 revenue growth of 33% year-over-year to $86.2 million
XPHOZAH Q2 2026 revenue growth of 27% year-over-year to $31.9 million
Strong financial position with $281.8 million in cash, cash equivalents and investments as of June 30, 2026
Revising FY 2026 and long-term guidance
Conference call scheduled for 4:30 PM Eastern Time
WALTHAM, Mass., August 6, 2026 – Ardelyx Inc. (Nasdaq: ARDX), (“Ardelyx” or the “Company”) a commercial-stage biopharmaceutical company focused on the development and commercialization of innovative medicines that meet significant unmet medical needs, today reported financial results for the second quarter ended June 30, 2026, and provided a business update.

“In the second quarter of 2026, we delivered combined revenue of $118 million, up 31% year over year, the largest quarterly revenue in our Company’s history,” said Mike Raab, President and Chief Executive Officer of Ardelyx. “XPHOZAH had an excellent quarter, reinforcing the strength of our commercial foundation. The demand for IBSRELA was strong despite revenues below our expectations resulting from significantly increased utilization management processes from payors that we are actively addressing. The underlying fundamentals of our business remain robust and considering the recent market dynamics, we are updating our full year and future growth outlook. We are generating significant revenue, and we are moving towards profitability in 2027. We are a high-growth company with the demonstrated ability to effectively manage through external challenges, and I have full confidence in our team’s ability to execute. Our commitment to patients and to creating long-term shareholder value remains steadfast.”

Product Revenue
Revenue for IBSRELA® (tenapanor) during the second quarter of 2026 was $86.2 million, reflecting year-over-year growth of 33%. The growth was driven by increases in refills and total prescriptions, reaching the highest demand quarter to date.

Revenue for XPHOZAH® (tenapanor) during the second quarter of 2026 was $31.9 million, reflecting year-over-year growth of 27%. The growth was driven by a strong increase in total writers, new and refill prescriptions, and total prescriptions.

Updated Financial Guidance and Outlook
•Full-year 2026 revenue guidance for IBSRELA revised to be between $350 and $370 million.
•Full-year 2026 revenue guidance for XPHOZAH reiterated to be between $110 and $120 million.
•OPEX guidance revised to be below $500 million.
•IBSRELA long-term guidance of achieving $1B in revenue remains, and the Company is evaluating the evolving market dynamics and their impact on the timing of this achievement.
•XPHOZAH long-term guidance is being pulled as the Company assesses evolving market dynamics and growth rates, which have the potential to reshape the long-term market opportunity.

Advancing a Pipeline of Important Medicines
•IBSRELA is being evaluated for the treatment of chronic idiopathic constipation (CIC) in adults in a Phase 3 clinical trial, ACCEL. The Company is on track to complete enrollment by the end of 2026 and to announce top-line data in the second half of 2027.
•IBSRELA is also being evaluated in multiple pediatric clinical trials which could potentially provide six months of additional patent life for tenapanor.
•RDX10531, the Company’s next-generation NHE3 inhibitor is currently being tested in IND-enabling studies. If successful, RDX10531 has potential for broad applications across multiple therapeutic areas.

Corporate Developments
•On June 29, 2026, the Company drew $50 million from its existing financing arrangement with SLR Investment Corp. for general corporate purposes and to enhance flexibility to support its ongoing strategic initiatives in line with its capital allocation strategy.
•On June 26, 2026, the U.S. Court of Appeals for the D.C. Circuit affirmed the district court’s dismissal of our lawsuit against CMS related to CMS reimbursement classification of XPHOZAH and we will not pursue further litigation on this matter.

Second Quarter 2026 Financial Results
•Cash Position: As of June 30, 2026, the Company had total cash, cash equivalents and short-term investments of $281.8 million, compared to total cash, cash equivalents and short-term investments of $264.7 million as of December 31, 2025.
•Revenues: Total product revenue for the quarter ended June 30, 2026 was $118.1 million, compared to $90.1 million for the quarter ended June 30, 2025, reflecting 31% growth, driven by increased demand.
•R&D Expenses: Research and development expenses were $26.1 million for the quarter ended June 30, 2026, compared to $15.7 million for the quarter ended June 30, 2025. The increase was primarily related to investments in the ACCEL Phase 3 trial for CIC.
•SG&A Expenses: Selling, general and administrative expenses were $101.4 million for the quarter ended June 30, 2026, compared to $84.0 million for the quarter ended June 30, 2025. The increase was related to deliberate investments to address the access barriers and drive future adoption of IBSRELA.
•Net Loss: Net loss for the quarter ended June 30, 2026 was $16.7 million, or $(0.07) per share, compared to net loss of $19.1 million, or $(0.08) per share, for the quarter ended June 30, 2025. The net loss for the second quarter of 2026 included share-based compensation expense of $15.3 million.

Conference Call Details
The company will host a conference call today, August 6, 2026, at 4:30 PM ET to discuss today’s announcement. To participate in the conference call, please dial (877) 346-6112 (domestic) or +1 (848) 280-6350 (international) and ask to be joined into the Ardelyx call. A webcast of the call can also be accessed by visiting the Investor page of the company’s website, https://ardelyx.com/, and will be available on the website following the call.
IMPORTANT SAFETY INFORMATION (IBSRELA)

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS
IBSRELA is contraindicated in patients less than 6 years of age; in nonclinical studies in young juvenile rats administration of tenapanor caused deaths presumed to be due to dehydration. Avoid use of IBSRELA in patients 6 years to less than 12 years of age. The safety and effectiveness of IBSRELA have not been established in patients less than 18 years of age.
CONTRAINDICATIONS
•IBSRELA is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.
•IBSRELA is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.
WARNINGS AND PRECAUTIONS
Risk of Serious Dehydration in Pediatric Patients
•IBSRELA is contraindicated in patients below 6 years of age. The safety and effectiveness of IBSRELA in patients less than 18 years of age have not been established. In young juvenile rats (less than 1 week old; approximate human age equivalent of less than 2 years of age), decreased body weight and deaths occurred, presumed to be due to dehydration, following oral administration of tenapanor. There are no data available in older juvenile rats (human age equivalent 2 years to less than 12 years).
•Avoid the use of IBSRELA in patients 6 years to less than 12 years of age. Although there are no data in older juvenile rats, given the deaths in younger rats and the lack of clinical safety and efficacy data in pediatric patients, avoid the use of IBSRELA in patients 6 years to less than 12 years of age.
Diarrhea
Diarrhea was the most common adverse reaction in two randomized, double-blind, placebo-controlled trials of IBS-C. Severe diarrhea was reported in 2.5% of IBSRELA-treated patients. If severe diarrhea occurs, suspend dosing and rehydrate patient.

MOST COMMON ADVERSE REACTIONS
The most common adverse reactions in IBSRELA-treated patients (incidence ≥2% and greater than placebo) were: diarrhea (16% vs 4% placebo), abdominal distension (3% vs <1%), flatulence (3% vs 1%) and dizziness (2% vs <1%).
INDICATION
IBSRELA (tenapanor) is indicated for the treatment of Irritable Bowel Syndrome with Constipation (IBS-C) in adults.
Please see full Prescribing Information, including Boxed Warning, for additional risk information.
IMPORTANT SAFETY INFORMATION (XPHOZAH)
CONTRAINDICATIONS
XPHOZAH is contraindicated in:
•Pediatric patients under 6 years of age
•Patients with known or suspected mechanical gastrointestinal obstruction
WARNINGS AND PRECAUTIONS
Diarrhea
Patients may experience severe diarrhea. Treatment with XPHOZAH should be discontinued in patients who develop severe diarrhea.
MOST COMMON ADVERSE REACTIONS
Diarrhea, which occurred in 43-53% of patients, was the only adverse reaction reported in at least 5% of XPHOZAH-treated patients with CKD on dialysis across trials. The majority of diarrhea events in the XPHOZAH-treated patients were reported to be mild-to-moderate in severity and resolved over time, or with dose reduction. Diarrhea was typically reported soon after initiation but could occur at any time during treatment with XPHOZAH. Severe diarrhea was reported in 5% of XPHOZAH-treated patients in these trials.
INDICATION
XPHOZAH (tenapanor), 30 mg BID, is indicated to reduce serum phosphorus in adults with chronic kidney disease (CKD) on dialysis as add-on therapy in patients who have an inadequate response to phosphate binders or who are intolerant of any dose of phosphate binder therapy.
For additional safety information, please see full Prescribing Information.
About Ardelyx
Ardelyx is a commercial-stage biopharmaceutical company focused on the development and commercialization of innovative medicines that meet significant unmet medical needs. Ardelyx has two commercial products approved in the United States, IBSRELA® (tenapanor) and XPHOZAH® (tenapanor). The company’s pipeline includes the Phase 3 development of IBSRELA for chronic idiopathic constipation (CIC) and RDX10531, a next-generation NHE3 inhibitor with potential application across multiple therapeutic areas. Ardelyx works with partners to develop and commercialize our products outside of the United States. For more information, please visit https://ardelyx.com/ and connect with us on X (formerly known as Twitter), LinkedIn and Facebook.

Forward Looking Statements
To the extent that statements contained in this press release are not descriptions of historical facts regarding Ardelyx, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Reform Act of 1995, including Ardelyx’s current expectations regarding: the long term potential for Ardelyx’s existing commercial products; our anticipated move towards profitability in 2027; opportunities for continued IBSRELA growth, including our expectation for achieving one billion in revenue; our U.S. net product sales revenue and OPEX guidance for full year 2026; and our expectations and timing regarding pipeline development activities, including enrollment in and expected topline readout of the Phase 3 ACCEL trial, the potential for additional patent life for IBSRELA as a result of ongoing pediatric clinical trials and RDX10531’s potential for broad applications across multiple therapeutic areas. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control, that could cause actual outcomes or results to differ materially from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties associated with the development of, regulatory process for, and commercialization of drugs in the U.S. and internationally. Ardelyx undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Ardelyx’s business in general, please refer to Ardelyx’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2026, and its future current and periodic reports to be filed with the Securities and Exchange Commission.

Investor Contact:
Lisa Caperelli
lcaperelli@ardelyx.com

Ardelyx, Inc.
Condensed Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$97,191	$67,999
Short-term investments	184,639	196,690
Accounts receivable	100,352	71,848
Prepaid commercial manufacturing	23,191	14,479
Inventory	138,985	123,107
Property and equipment, net	1,781	2,184
Right-of-use assets	4,065	4,795
Prepaid and other assets	25,690	20,502
Total assets	$575,894	$501,604

Liabilities and stockholders’ equity
Accounts payable	$38,410	$19,235
Accrued compensation and benefits	14,564	19,108
Current portion of operating lease liability	1,545	1,479
Deferred revenue	20,437	14,905
Accrued expenses and other liabilities	73,785	51,218
Long-term debt	251,823	202,834
Deferred royalty obligation related to the sale of future royalties	26,317	25,876
Total stockholders’ equity	149,013	166,949
Total liabilities and stockholders’ equity	$575,894	$501,604

Ardelyx, Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues
Product sales, net
IBSRELA	$86,243	$65,045	$156,317	$109,448
XPHOZAH	31,886	25,032	55,185	48,443
Total product sales, net	118,129	90,077	211,502	157,891
Product supply revenue	1,976	6,185	2,330	6,439
Licensing revenue	96	20	147	5,040
Non-cash royalty revenue related to the sale of future royalties	676	1,380	1,371	2,406
Total revenues	120,877	97,662	215,350	171,776
Costs and operating expenses
Cost of sales(1)	5,759	12,403	10,570	24,706
Research and development	26,103	15,666	46,291	30,604
Selling, general and administrative	101,440	83,988	203,707	167,210
Total costs and operating expenses	133,302	112,057	260,568	222,520
Loss from operations	(12,425)	(14,395)	(45,218)	(50,744)
Interest expense	(4,957)	(4,356)	(10,556)	(8,547)
Non-cash interest expense related to the sale of future royalties	(1,267)	(2,219)	(2,584)	(4,290)
Other income, net	2,038	1,892	4,150	4,218
Loss before provision for income taxes	(16,611)	(19,078)	(54,208)	(59,363)
Provision for income taxes	110	1	118	860
Net loss	$(16,721)	$(19,079)	$(54,326)	$(60,223)
Net loss per share of common stock - basic and diluted	$(0.07)	$(0.08)	$(0.22)	$(0.25)
Shares used in computing net loss per share - basic and diluted	248,067,253	239,928,570	246,967,275	239,279,962

(1) Prior year amounts have been reclassified to conform to the current year presentation.